Exhibit 14

Code of Ethics and Business Conduct

October 2020

Table of Contents

CEO Message	1

Our Code and Your Responsibilities
Our Code	2
To Whom the Code Applies	2
Our Responsibilities	3
Asking Questions and Raising Concerns	3
Investigating Concerns	4
Consequences of a Violation	4
Protection from Retaliation	4
Waivers	5

Acting in a Manner that is Honest and Trustworthy
Quality of Public Disclosures	6
Accurate Recordkeeping and Reporting	6
Protecting our Assets	7
Handling Confidential Information	8
Insider Trading	10

Acting in the Best Interests of Sandy Spring and the Public
Conflicts of Interest	11
Acting in Our Client’s Best Interest	14
Gifts and Entertainment	15

Employment Practices
Diversity and Inclusion	16
Harassment and Discrimination	17

Compliance with Laws and Regulations
Our Regulatory Environment	18
Suspicious Activity	18
Examinations, Government Investigations
and Litigation	18
Marketing Practices	19
Competing Fairly	20
Political Contributions	20

CEO Message

Our promise to clients is to be a financial advocate and deliver the best possible solutions through a consistently remarkable experience. To deliver on this promise, we have committed to a set of core principles:

•	We will be responsive in every way.
•	We will always take the extra step.
•	We will take the long view.
•	We will make it our own.
•	Whatever we do, we will always do what is right.

Our Code of Ethics and Business Conduct provides important guidance in how we conduct business on a daily basis and live up to our core principles. The policies in our Code apply to all employees and directors of Sandy Spring Bancorp, Inc. and its subsidiaries. Please read the Code carefully and make sure you understand its principles.

We have worked hard to build a successful company. Our ability to grow and build on our success requires that we conduct ourselves with the highest degree of integrity and professionalism. Our colleagues, our clients and our communities expect and deserve nothing less. If you see something inconsistent with our values and our Code, we want you to speak up.

Thank you for your commitment to our promise, for being part of Sandy Spring, and for creating a remarkable experience for those around you.

Sincerely,

Daniel J. Schrider

President and Chief Executive Officer

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Our Code and Your Responsibilities

Our Code

Our Code of Ethics and Business Conduct sets forth principles and concepts that govern the actions of all persons affiliated with Sandy Spring Bancorp, Inc. and its subsidiaries. It is not a replacement for policies and procedures that address the specifics of our business or that may impose stricter or more detailed requirements. The Code is intended to be read in conjunction with these documents. We are responsible for being familiar and complying with all of Sandy Spring’s policies and procedures. You can find many of our policies on SpringNet.

Our Code is designed to promote:

•	honest and ethical conduct
•	full, fair, accurate, timely and understandable disclosure in the reports and documents we file and in the public communications we make
•	compliance with applicable laws, rules and regulations

No code of conduct can cover every potential situation. It is your responsibility to apply the principles set forth in this Code in a responsible fashion and with the exercise of good business judgment and common sense. If you have questions regarding the Code or what to do in a particular situation, speak with your manager or seek guidance from any of the resources identified in this Code. When in doubt – ask.

To Whom the Code Applies

Our Code of Ethics and Business Conduct provides the ethical guidelines and expectations for all officers, employees, contractors and members of Sandy Spring’s Board of Directors, and extends to all Sandy Spring subsidiaries.

Our vendors, service providers, consultants and other representatives are expected to adhere to the spirit of the Code when working on behalf of Sandy Spring.

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Our Responsibilities

Each of us has an obligation to:

•	Comply with this Code, which requires honest and ethical conduct, prohibits violation of laws and regulations applicable to our businesses, and requires compliance with all Sandy Spring policies;

•	Be familiar with laws and Sandy Spring policies applicable to our job and communicate them effectively to team members;

•	Ask questions if a policy or the action to take in a specific situation is unclear;

•	Be alert to indications and/or evidence of possible wrongdoing; and

•	Report violations and suspected violations of this Code to the appropriate person as described in “Asking Questions and Raising Concerns” below and elsewhere in this Code.

Managers have a responsibility to model the highest ethical standards and create a work environment that values ethical conduct and integrity. Managers also have a particular responsibility to notice and question incidents, circumstances and behaviors that point to a reasonable possibility that a violation of this Code has occurred. A manager’s failure to follow up on reasonable questions is, in itself, a violation of Sandy Spring policy.

Each of us is required to acknowledge and complete training on this Code upon hire. In addition, we are required to acknowledge this Code annually.

Asking Questions and Raising Concerns

Whenever possible, you should work with your manager to get answers to routine questions. If a manager’s answer does not resolve a question or if you have a question that you cannot comfortably address to your manager, you should go to the Human Resources Department or the General Counsel.

If you see something that is unethical or illegal or that is inconsistent with the values expressed in this Code, immediately report your concerns to your manager or the appropriate reporting channel.

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You also have the option to ask questions or report issues by contacting:

•	The Human Resources Department at gfernandes@sandyspringbank.com

•	The General Counsel at akaslow@sandyspringbank.com

•	The Director of Corporate Security at rturano@sandyspringbank.com

•	The Response Line at (877) 781-9804 or www.ssbresponseline.ethicspoint.com

Sandy Spring’s Response Line is an attended line, managed for Sandy Spring by an independent company that provides reporting services for numerous companies. It is available 24 hours a day, seven days a week.

You may report your concerns confidentially and anonymously. However, we encourage you to provide contact information with your submission to facilitate follow-up, clarification and assistance with any investigation, if necessary.

Investigating Concerns

We investigate reported concerns promptly and thoroughly. Reports of suspected violations will be kept confidential to the extent possible and consistent with the conduct of an appropriate investigation.

Consequences of a Violation

Employees who violate this Code, or who fail to report violations of which they are aware or should be aware, will subject themselves to disciplinary action up to and including dismissal.

Protection from Retaliation

Sandy Spring will not tolerate any retaliation for asking a question about this Code, making a good faith report of a suspected violation, or participating in the investigation of a suspected violation. Nor will Sandy Spring tolerate retaliation for appropriate reports of any suspected legal or regulatory violation to any government authority or investigative agency.

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Reporting in good faith does not mean that you have to be right when you raise a concern or that the investigation must reach the conclusion that misconduct has occurred. Reporting in good faith means you have to believe that the information you are providing is accurate.

Retaliation is any adverse employment action or other action that is likely to deter a reasonable person from raising a concern, submitting a complaint, participating in an investigation, or engaging in some other form of legally protected activity. Allegations of retaliation will be investigated. Any employee who has been found to have engaged in retaliation in violation of this Code will be subject to appropriate disciplinary action, up to and including termination of employment.

Waivers

You must request a waiver of a provision of this Code if there is a reasonable likelihood that your contemplated action will violate the Code.

In the case of executive officers or directors, any waiver must be approved by the Audit Committee of the Board of Directors. Sandy Spring will disclose publicly any waivers granted to directors and executive officers to the extent required by law or the rules of the Nasdaq Stock Market.

The General Counsel has responsibility for interpretation of the provisions of this Code and their applicability. Any proposed waiver with respect to persons other than executive officers and directors must be approved by the General Counsel.

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Acting in a Manner that is Honest

and Trustworthy

Quality of Public Disclosures

Sandy Spring is committed to providing full, fair, accurate, timely and understandable disclosure in the filings it makes with any federal or state bank regulatory authority and the Securities and Exchange Commission and in its other public communications. You are expected to support this commitment by complying with our internal and financial control processes and using your best efforts to ensure that information you compile or maintain is accurate and complete.

Each of us is responsible for reporting any complaints or concerns relating to accounting, internal accounting controls, auditing matters or questionable financial practices. Consult our Policy for Complaints Regarding Accounting and Auditing Matters on SpringNet for additional information.

Accurate Recordkeeping and Reporting

As a publicly traded company, compliance with recordkeeping and reporting policies, procedures and controls is essential to meeting our legal and business requirements. All Sandy Spring employees are responsible for maintaining accurate and complete accounting and financial records.

Most of us participate to some extent in recording, processing or analyzing financial or other information, or in the review and audit of these activities. These processes exist to assist in business decision-making and the evaluation of Sandy Spring’s performance by Sandy Spring’s Board, senior management and external auditors.

Never make, or ask others to make, a false or misleading entry or report. This applies whether the report is financial or non-financial or for internal or external use. Always record business transactions and payments accurately and in accordance with Sandy Spring policies.

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Document Retention

Retention of certain records is required to meet our obligations to regulatory agencies, law enforcement and the lawful functioning of Sandy Spring. Please familiarize yourself with and follow Sandy Spring’s record retention policies and procedures that apply to your business function.

Our Records Retention Policy is available on SpringNet.

Timekeeping

Sandy Spring compensates non-exempt employees for all hours worked. “Off-the-clock” work – when a non-exempt employee works without recording the time worked – is strictly prohibited. Managers should always require employees to accurately record hours worked. All employees who are required to keep time and attendance records must do so accurately.

Protecting our Assets

Use of Sandy Spring Assets

Sandy Spring’s assets are to be used exclusively in the pursuit of Sandy Spring’s business except for minimal personal use authorized by your manager in accordance with other Sandy Spring policies. Sandy Spring’s assets include equipment, facilities, supplies, services such as telephones and computer networks, and the time and efforts of its employees. You should not use Sandy Spring assets for personal gain or convenience, or make Sandy Spring assets available for the gain or convenience of anyone else, or for any purpose other than conducting Sandy Spring’s business unless you have management authorization to do so.

Authority to Make Commitments

Only specific employees are authorized to make financial or other commitments on behalf of Sandy Spring. Commitments might be such things as approving a loan or other extension of credit, ordering equipment or materials, authorizing business travel, approving payment of an invoice or expense report, authorizing budgets or budget overruns, signing leases or other contracts, selling assets, settling litigation or other claims, borrowing money, setting compensation or employee benefits, making charitable contributions and other transactions. These authorizations are governed by corporate policies. You may not make commitments on behalf of Sandy Spring unless you have the authority to do so.

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Use of Sandy Spring Technology

Technology assets provided by Sandy Spring, such as personal computers, tablets and telephones, are Sandy Spring property and are provided for business use. Each of us has a responsibility to protect these assets and the data that is on them from misuse, improper access, damage and theft. The unauthorized transmission of company data, access to inappropriate internet sites, and the transmission of inappropriate e-mails are examples of misuse of technology.

You may use Sandy Spring technology for personal use, but any such use must be limited, reasonable and consistent with law and Sandy Spring policy. Even where use of Sandy Spring technology for limited personal use is permitted, such use is not private. Users of Sandy Spring technology shall have no expectation of privacy or confidentiality in the use of these assets. Anything sent or received using Sandy Spring technology may be reviewed by Sandy Spring at its discretion.

Handling Confidential Information

Many employees learn confidential information in the course of their jobs and use it to perform important functions. It is vitally important that all employees handle confidential information properly.

What is Confidential Information?

What follows is not a complete list of what is considered to be confidential information, but it illustrates what is typically confidential unless it has been disclosed by Sandy Spring in a securities filing, press release, or other authorized formal or official public communication:

•	Financial results, budgets or forecasts
•	Business plans, operating plans, strategy statements, memos, operating manuals, organization charts and other internal communications
•	Sandy Spring investments, acquisitions or divestitures
•	New products, processes or designs
•	Whether a product or business is meeting financial or other expectations

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•	Business relationships or the terms of any business arrangement, including prices paid or received by Sandy Spring
•	Client data such as client names and addresses or any confidential personal or business information of the client
•	Advertising and marketing plans, campaigns and related expenditures
•	Wages and salaries, bonus or compensation plans, and personnel changes
•	Personal information about any employee

In general, if information about Sandy Spring has not been made public by Sandy Spring, it should be treated as confidential.

Non-Disclosure and Non-Use

You may not disclose to unauthorized persons any confidential information that you obtain as a result of your position with Sandy Spring. This restriction on disclosure includes not only financial analysts and the press, but also business associates, family members and personal friends. It is a serious mistake to disclose confidential information to anyone simply because you are confident that that person will neither try to benefit from it nor disclose it to others.

You may use confidential information only for legitimate Sandy Spring business purposes. Do not use confidential information for your own personal advantage or profit, for the advantage or profit of another, or to compete with Sandy Spring.

Your obligations not to disclose Sandy Spring’s confidential information and not to use it for unauthorized purposes continue after your affiliation with Sandy Spring ends.

Privacy of Client Information

Sandy Spring is entrusted with important information about individuals and businesses. Our clients rely on us to maintain confidentiality and exercise prudence when dealing with their financial affairs. It is essential that you respect the confidential nature of this information. Do not attempt to access client information unless you have a legitimate business reason to do so.

Sandy Spring is legally obliged to protect the privacy of a consumer’s personal financial information. Sandy Spring’s privacy practices are set out in a privacy policy that is circulated to our clients and made available to the public. To protect client information, we have a responsibility to securely maintain all files and records. All employees are expected to adhere to Sandy Spring’s privacy and information security policies.

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Public Disclosures

You may be asked for information about Sandy Spring by the media, trade groups, consultants and others collecting information for various purposes. You should not make public statements on behalf of Sandy Spring or provide confidential information in response to external inquiries unless you have been authorized to do so. If you receive a request to make a statement on behalf of Sandy Spring, please contact our Marketing Department at akastberg@sandyspringbank.com.

Proper Disclosures

Some employees must disclose confidential information as a part of their job responsibilities. This policy on confidential information is not intended to prohibit such authorized disclosures.

A few examples of situations in which confidential information might properly be disclosed are:

•	Disclosure of operational data to vendors or consultants in connection with providing services to Sandy Spring
•	Participation in legitimate and authorized industry surveys
•	Providing data to governmental agencies as part of required filings
•	An authorized employee responding to media or financial analyst inquiries

You should be certain that you understand what you have been authorized to disclose, and to whom, prior to disclosing any confidential information.

Insider Trading

Sandy Spring prohibits anyone who possesses material non-public information concerning Sandy Spring from trading in Sandy Spring’s securities. You must not communicate material non-public information to persons outside Sandy Spring so that they may profit from transactions in Sandy Spring’s securities. Material information is information that is likely to affect the market price of securities or that a reasonable investor would consider important in determining whether to buy, sell or hold a security. Information is non-public if it has not been disclosed in a manner designed to reach investors generally, such as in a publicly accessible conference call, a press release or in a filing with the Securities and Exchange Commission.

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Certain employees are designated as “restricted persons” and are subject to trading black-out periods and pre-clearance procedures. You will be notified by the Legal Department if you are designated as a restricted person and will be provided with additional information on the particular restrictions to which you will be subject.

Consult our Insider Trading Policy on SpringNet for additional information on this subject. You should call the General Counsel with any questions about buying or selling Sandy Spring stock.

Acting in the Best Interests of Sandy Spring and our Clients

Conflicts of Interest

Each of us must carry out our professional responsibilities with integrity and with a sense of loyalty to Sandy Spring. We are expected to make sound business decisions in the best interests of Sandy Spring, without regard to our personal interests. A conflict of interest can arise when our judgment may be, or may appear to be, influenced because our personal or outside interests conflict with Sandy Spring’s interests. Each of us is accountable for looking out for situations that may create conflicts of interest, avoiding them and reporting any situation that you think creates, or could appear to create, a conflict of interest. Conflict of interest situations that cannot be avoided must be disclosed and approved by the General Counsel.

Because it is impossible to describe every potential conflict, Sandy Spring relies on each of us to adhere to the following principles:

•	Never allow your judgment or actions to be compromised by personal interests.

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•	Always seek to make business decisions in the best interest of Sandy Spring
•	Bring conflicts or situations reasonably likely to lead to conflicts to the attention of your manager or the General Counsel
•	Be mindful of how personal activities potentially can lead to conflicts
•	Proactively address situations that may put your interests or those of a family member in conflict with Sandy Spring
•	When in doubt, disclose to your manager or the General Counsel

Personal Banking Transactions

Most employees have accounts with Sandy Spring and will need to conduct personal business from time to time. You may not monitor, originate or process transactions affecting your personal interest in a manner not generally available to clients. Personal interest transactions include those affecting your own accounts as well as those of your family members, business associates or close friends. You must transact all personal business through normal client-facing channels.

Self-Dealing

You may not participate in business activities that compete with Sandy Spring. If you discover a business opportunity through your position at Sandy Spring, that opportunity belongs to Sandy Spring and you may not personally participate in the opportunity.

Outside Employment

We understand that some employees may seek additional income from employment outside of Sandy Spring. However, your outside interests must not compromise, or appear to compromise, your duties to Sandy Spring. It is almost always a conflict of interest for you to work for a competitor, client or vendor of Sandy Spring.

You must keep all outside business activities completely separate from your activities with Sandy Spring. You may not use Sandy Spring assets, facilities, materials or services of other employees for outside activities unless specifically authorized by Sandy Spring, such as for volunteer work.

All employees must obtain written approval before engaging in any outside employment, including self-employment. All requests will be evaluated to ensure no conflict of interest exists. Consult our Handbook for Sandy Spring Bank employees for additional information.

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Outside Director, Officer and Trustee Positions

Engagement in our communities is a core value of Sandy Spring. We encourage and celebrate service to our communities.

Serving as an officer, board member or trustee of a local cultural, educational, social service or other non-for-profit organization does not generally require approval. However, we encourage you to discuss these roles with your manager. If you believe that a conflict may exist between serving with such organization and your role at Sandy Spring, you should contact the General Counsel.

Serving as an officer or board member of a for-profit company or a governmental entity requires the approval of the General Counsel.

When a transaction involving Sandy Spring is discussed by an outside organization where you serve as an officer or director, you should disclose your relationship with Sandy Spring and not participate in any discussion of or decision about the transaction.

Transactions with Sandy Spring

A conflict of interest may exist when Sandy Spring does business with an organization in which you or a family member has an ownership or employment interest. You may not conduct business on behalf of Sandy Spring with family members or any organization in which you or a family member owns a significant financial interest or serves in an executive role.

If a family member has a business that could provide services to Sandy Spring, you may introduce the business to others at Sandy Spring. You should also disclose your relationship. You may not do anything to influence our decision about engaging your family member’s business to provide services or be involved in our dealings with the business.

Transactions with Clients

All employees are encouraged to patronize our client’s businesses. However, you may not use your relationship with Sandy Spring to receive special terms, price concessions or other special benefits.

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You may not borrow money from a client, unless the client is a family member or other relative or the client is a recognized lending institution and then only on the same terms as generally available to the public.

You may not lend personal funds to a client or co-sign, guarantee or otherwise assume responsibility for the borrowings of a client, unless the client is a family member or other relative.

Inheritances and Fiduciary Appointments

Unless a client is a family member or personal friend whose relationship with you was established separate and apart from your employment with Sandy Spring, you must try to discourage a Sandy Spring client from leaving you an inheritance or appointing you as a fiduciary, if you have knowledge of the inheritance or appointment. You must promptly report this potential inheritance or appointment to the General Counsel upon learning of it.

Neither you, nor any of your immediate family members, may receive an inheritance from a client or accept a fiduciary appointment from or serve in a fiduciary capacity on behalf of a client without the approval of the General Counsel unless the client is a family member or your relationship with the client was established separate and apart from your employment with Sandy Spring.

You must always seek approval from the General Counsel before serving in any fiduciary capacity on an account for compensation where Sandy Spring also is acting in any fiduciary capacity on the same account.

Acting in our Client’s Best Interest

In furtherance of our promise to be a financial advocate to our clients and to deliver the best possible solutions, we never deceive a client or steer a client toward an unnecessary product or service. We do not engage in unfair, deceptive, or abusive acts and practices, including improper sales practices.

If you believe you are incented or encouraged to do anything without client consent or that is adverse to a client’s financial interest or well-being, you have a responsibility to speak up.

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Gifts and Entertainment

We should never allow gifts from third parties to impair our ability to make objective business decisions or create the appearance that our objectivity has been compromised. Even the appearance that a gift might influence our objective business judgment can harm our reputation. You must never solicit gifts or entertainment for yourself or others from anyone with whom Sandy Spring does or is seeking to do business. These are bribes or kickbacks, which are illegal. Nor may you accept gifts or entertainment that could compromise, or appear to compromise, your work on behalf of Sandy Spring.

You may not accept gifts of cash or cash equivalents from any outside party (such as a client, consultant or vendor) as a result of your association with Sandy Spring. Other unsolicited and infrequent gifts and business courtesies, including meals and entertainment, may be permissible if you follow the guidelines described below.

Any gifts or offers of hospitality or entertainment of more than reasonable value or that do not comply with the guidelines below should be respectfully declined and should be brought to the attention of your manager.

Accepting Gifts

You may accept a small gift or offer of hospitality or entertainment if it meets all of the following guidelines:

•	It is unsolicited
•	It is not in exchange for or a reward for business or confidential information
•	It is not cash or a cash equivalent (such as a gift card or check)
•	The value of gifts received from this giver within the past 12 months is worth $250 or less
•	If it is an event, the giver is present and the purpose of your attendance is to hold bona fide business discussions or to foster better business relationships

Examples of permissible gifts include:

•	Promotional material of reasonable value, such as pens, note pad, key chains, calendars, mugs and similar items

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•	Gifts of reasonable value related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, birthday or holiday

Giving Gifts

The guidelines regarding accepting gifts also generally apply to giving gifts. You may not offer anything of value that could create the appearance that Sandy Spring is engaging in improper or illegal dealings or that Sandy Spring is intending to influence anyone else’s decisions.

Very strict laws and regulations apply to giving gifts or anything of value to public officials and government entities. No gifts or business entertainment of any kind may be given to any government employee without the prior approval of the General Counsel.

Gifts between employees should be reasonable and must not otherwise adversely impact working or managerial relationships. Gift cards are acceptable as long as they meet the other gift guidelines in this Code. The $250 value limit does not apply to gifts between employees.

Employment Practices

Diversity and Inclusion

Research has shown that teams make better decisions than individuals and that more diverse teams make better decisions than less diverse teams. The creative contributions of diverse perspectives lead to greater innovation and better position our company to achieve strategic goals.

We are committed to a diverse and inclusive workplace where all backgrounds, experiences, interests, and skills are respected, appreciated, and encouraged. We must strive to be the company where our employees, clients and communities see, feel and believe our commitment to diversity and inclusion. We must focus on:

•	Attracting, engaging, advancing and retaining diverse talent.
•	Cultivating multicultural clients.
•	Working with diverse suppliers.
•	Contributing to our communities.

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Our work in diversity and inclusion is never finished. We continually evolve to meet the needs of our employees, clients and communities. You can help by creating an environment where all employees can contribute, develop, and fully use their talents. Keep an open mind to new ideas, and listen to different points of view.

Consult our Handbook for Sandy Spring Bank employees for additional information, including Sandy Spring Bank’s Diversity Statement.

Harassment and Discrimination

We believe in treating each other with respect and dignity. We expect that all work relationships will be free of bias, discrimination, harassment, and retaliation.

We are committed to the fair treatment of all employees and applicants for employment. We make employment decisions based on qualifications, demonstrated skills, and achievements.

We provide equal employment and advancement opportunity for all individuals and will make reasonable accommodations for employees and qualified applicants with disabilities.

Harassment of any kind is determined by how others perceive your actions, regardless of your original intent. We do not tolerate verbal or physical conduct by any employee that harasses another employee or creates an intimidating, offensive, or hostile work environment.

We do not tolerate discrimination or harassment in hiring, training, advancement, compensation, discipline, or termination.

We all have the obligation to speak up if we see or suspect discrimination, harassment, or other conduct or threats that interfere with your or another employee’s ability to work.

Consult our Handbook for Sandy Spring Bank employees for additional information.

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Compliance with Laws and Regulations

Our Regulatory Environment

We operate in a highly regulated environment. It is important that you seek to comply with – and never intentionally violate – the laws and regulations applicable to our businesses. If you become aware of any significant legal or regulatory concerns, inform your manager or the Legal Department.

Violating applicable laws and regulations exposes Sandy Spring to risk and may result in legal proceedings and penalties including, in some circumstances, civil and criminal penalties that could affect you personally.

Suspicious Activity

Sandy Spring has an obligation to help prevent money laundering and related criminal activity.

Always know the parties with whom you are conducting business and be sure to perform all required due diligence. Be alert for transactions that are inconsistent with usual business practices or that do not match the client’s normal pattern of activity. Never cooperate with efforts to evade reporting or other legal requirements. Know the procedures in your department for reporting suspicious activity.

Examinations, Government Investigations And Litigation

Regulatory Examinations

Sandy Spring and its subsidiaries are subject to examination by federal and state banking regulators. It is Sandy Spring policy to cooperate fully with Sandy Spring’s regulators.

Government Investigations

It is Sandy Spring policy to cooperate with reasonable and valid requests by federal, state or local government investigators. At the same time, Sandy Spring is entitled to all the safeguards provided in the law for persons under investigation, including representation by counsel.

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Accordingly, if a government investigator requests an interview with you, seeks information or access to files, or poses written questions, he/she should be told that you must first consult with Sandy Spring’s legal counsel. You should immediately contact the General Counsel, who will then provide advice as to further action.

Penalties

You should be aware that criminal sanctions could be imposed upon any person who submits false or misleading information to the government in connection with any regulatory examination or government investigation. Full cooperation and proper legal supervision of any response in connection with a regulatory examination or government investigation is essential.

Litigation

In the event any litigation is begun or threatened against Sandy Spring, notify the General Counsel immediately, even if the action or threats appear to be without merit or insignificant.

Preservation of Records

All records relating to the business of Sandy Spring must be retained as required by Sandy Spring’s record retention guidelines. Notwithstanding such guidelines, under no circumstances may any records known to be the subject of or germane to any anticipated, threatened or pending lawsuit, governmental or regulatory investigation, or bankruptcy proceeding be removed, concealed or destroyed.

Marketing Practices

Sandy Spring’s products and services must be sold fairly and honestly. You should not attempt to take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice. Many of the products and services provided by Sandy Spring are subject to laws and regulations that specify the information that must be provided to Sandy Spring’s clients. It is the policy of Sandy Spring to comply fully with these disclosure requirements.

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Competing Fairly

Agreements that reduce business competition are a core concern of the antitrust laws. Violations may result in severe civil and criminal penalties to Sandy Spring and to individuals. We always compete honestly and fairly. Never talk with competitors about fixing prices or other practices that may limit or affect competition. Never propose to, or agree with, competitors not to hire a competitor’s employees or to fix compensation at agreed amounts.

Political Contributions

All employees are encouraged to participate in the political process. However, U.S. law and certain states prohibit Sandy Spring from making political contributions. No funds or assets of Sandy Spring, including the work time of any employee, may be contributed, loaned or made available to any political party or to the campaign of any candidate for a local, state or federal office. Therefore, you must be careful to use your own time and resources, and never those of Sandy Spring, for political contributions or activities. Under no circumstances will Sandy Spring reimburse or compensate you for your political contributions. You should never coerce or pressure other employees, clients, vendors or associates to make political contributions.

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